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Exhibit 10.2

Certain officers and key employees of the Company, including Jeffrey M. Jackson, Eric J. Speck, M. Sam Gilliland, and David A. Schwarte, were granted cash-based long-term incentive awards by the Corporation in January 2003. These awards were granted to provide a stabilizing element to the executives' long-term incentive award programs, consistent with emerging market practices. The award amounts are 1.5 times the officers' 2003 annual base salary and generally vest in January 2005. Awards will be forfeited if the recipient voluntarily terminates employment or is terminated for cause or non-performance prior to payment. The form of Cash Award Agreement received by each officer is set forth below:

FORM OF
SABRE HOLDINGS CORPORATION
CASH AWARD AGREEMENT

1.
Sabre Holdings Corporation (the "Company") awarded to you on the Award Date below a Cash Award in the amount set forth below (the "Cash Award"), subject to the terms and conditions set forth in this Cash Award Agreement ("Agreement").

RECIPIENT NAME:

EMPLOYEE NUMBER:

SOCIAL SECURITY NUMBER:

AWARD DATE:	January 14, 2003

CASH AWARD:

VESTING DATE:	January 14, 2005

2.
This Agreement will only be accepted by your signing the enclosed copy of this Agreement and returning it by February 14, 2003 to Sabre Executive Compensation, 3150 Sabre Drive, MD 8101, Southlake, TX 76092.

By signing below you accept and agree to all of the terms and conditions of this Agreement.

SABRE HOLDINGS CORPORATION	RECIPIENT
By: /s/ James F. Brashear
Sign:

James F. Brashear Corporate Secretary

SABRE HOLDINGS CORPORATION
CASH AWARD AGREEMENT
APPENDIX A

Your Cash Award is subject to the following additional terms and conditions:

1.)
The Vesting Period begins on the Award Date shown in the Agreement and will expire on the Vesting Date shown in the Agreement, except that as described in this Appendix A, the Vesting Period may terminate early as to some or all of the Cash Award.

2.)
Early Termination of Vesting Period.

a.)
In its sole discretion, the Board or the Committee may accelerate the Vesting Date as to some or all of the Cash Award.

b.)
If you are involuntarily terminated before the Vesting Date for any reason other than for Cause (as defined in the Company's Amended and Restated 1996 Long-Term Incentive Plan, as amended and restated effective May 14, 2002 ) or non-performance, you will be remain eligible to receive the entire Cash Award in January 2005 after the Vesting Date, contingent upon the Company's receipt of, and your compliance with, a General Release and Non-Compete Agreement (the "Release") signed by you and acceptable to the Company. If you breach or fail to comply with any of the terms of the Release prior to or on the Vesting Date, you will not be eligible to receive any portion of the Cash Award. If you breach or fail to comply with any of the terms of the Release after the Vesting Date but prior to the expiration of the term of the Release, Sabre Inc. shall be entitled to recoup any portion of the Cash Award previously paid to you.

c.)
Any exceptions to the provisions of this section 2 will be determined at the Board's or the Committee's sole discretion.

3.)
Restrictions.

a.)
During the Vesting Period, you shall not sell, pledge, assign, transfer or hypothecate the Cash Award. Any attempt during the Vesting Period to sell, pledge, assign, transfer or hypothecate the Cash Award, or to subject the Cash Award to execution, attachment or similar process, shall be void ab initio and may result in the entire Cash Award becoming immediately null and void, in the sole discretion of the Board or the Committee.

b.)
The Board or Committee may, in its sole discretion, impose other restrictions including, but not limited to, those applicable under any federal or state statute or common law, rule or regulation, or any rule or policy the Company may from time to time adopt.

c.)
The Board or the Committee may, in its sole discretion, waive any or all of the restrictions in whole or in part.

4.)
Termination of Employment. If your employment with the Company terminates for any reason whatsoever (including without limitation, retirement), except as stated in section 2.b, 5 or 6 of this Appendix, you will have no right to the Cash Award and it will be forfeited, unless the Board or the Committee determines otherwise in its sole discretion.

5.)
Death. In the event of your death, your beneficiary or estate will be eligible to receive the entire Cash Award in January 2005, after the Vesting Date.

6.)
Total and Permanent Disability. In the event of your total and permanent disability, as determined by the Board or the Committee in its sole discretion, you will nonetheless remain eligible to receive the entire Cash Award in January 2005, after the Vesting Date.

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7.)
Delivery of Cash Award. After the vesting of the Cash Award, the Company will issue to you a cash payment, no later than January 31, 2005. Not later than the date on which the Cash Award first becomes includable in gross income for federal income tax purposes, the Company or its Affiliates shall withhold from the Cash Award (or make arrangements to receive payment from you) all applicable federal, state or local taxes of any kind required by law to be withheld. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

8.)
Other Provisions. You agree to abide by and be bound by all rules, regulations and determinations of the Company or the Company's Board now or hereafter made in connection with the administration of the Cash Award.

9.)
Benefits Applicability. Your Cash Award will not enhance, improve or increase the value of employee benefits provided to you by Sabre, whether qualified or non-qualified. Specifically, this Cash Award is not a component of eligible compensation considered for purposes of the Sabre 401(k) Plan, Sabre Legacy Pension Plan, any non-qualified supplemental executive retirement program, any supplemental retirement program for purposes of restoration due to covered compensation limits, Basic Life Insurance, Supplemental Life Insurance, Basic Long Term Disability or Supplemental Long Term Disability.

10.)
Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced under, the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

11.)
Entire Agreement. The Agreement constitutes the entire agreement between you and the Company relating to this subject matter. No other prior or contemporaneous agreements, promises, representations, covenants, warranties, or any other undertaking whatsoever respecting such matters shall be deemed in any way to exist or to bind any of the parties. You acknowledge and agree that you have not executed the Cash Award Agreement in reliance on any such other agreement, promise, representation, covenant, warranty, or undertaking. The Cash Award Agreement neither has been nor may be orally modified. All modifications must be agreed to in writing and signed by both parties. The Cash Award will not constitute or be any evidence of any agreement or understanding, express or implied, on the part of the Company or its Affiliates or Subsidiaries to employ you for any specified period of time.

END OF APPENDIX A

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FORM OF SABRE HOLDINGS CORPORATION CASH AWARD AGREEMENT
SABRE HOLDINGS CORPORATION CASH AWARD AGREEMENT APPENDIX A